Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-1 and related Prospectus of SciSparc Ltd. (the “Company”), dated April 28, 2021, for the registration of American Depositary Shares, and to the incorporation by reference therein of our report dated March 29, 2021, with respect to the consolidated financial statements of the Company, included in its Annual Report on Form 20-F for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
April 28, 2021	A Member of Ernst & Young Global